EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-135158) and Forms S-8 (Nos. 33-90512, 333-47258, 333-116348, 333-116349, 333-160346, and 333-160347) of CAS Medical Systems, Inc. of our report dated March 29, 2010 relating to the financial statements, which appears in this Form 10-K.

/s/ UHY LLP

New Haven, Connecticut
March 29, 2010